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PRICING SUPPLEMENT NO. 1 DATED July 29, 2003                      Rule 424(b)(5)
(To Prospectus and Prospectus Supplement
Dated July 28, 2003)                                              No. 333-106083

                                  $100,000,000
                            Kimco Realty Corporation
                           Series C Medium-Term Notes
                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Interest Rate: 3.950% per annum
Trade Date: July 29, 2003

Issue Price: 100%
Agent's Discount or Commission: $500,000
Net Proceeds to Issuer: $99,500,000

Original Issue Date: August 5, 2003
Stated Maturity Date: August 5, 2008

Interest Payment Dates: The first day of each April and October, commencing October 1, 2003, and at maturity.

Book Entry: |X|                  Certificated: |_|

Authorized Denomination: |X|  $1,000 and integral multiples thereof  |_|  Other:
Minimum Denomination:    |X|  $1,000  |_|  Other:
Specified Currency:  |X|  United States dollars  |_|  Other:
Exchange Rate Agent:  N/A

Redemption:  |X|  The Notes cannot be redeemed prior to maturity.
             |_|  The Notes may be redeemed prior to maturity, as follows:
                    Initial Redemption Date:
                    Initial Redemption Percentage:
                    Annual Redemption Percentage Reduction:

Repayment:   |X|  The Notes cannot be repaid prior to maturity.
             |_|  The Notes may be repaid prior to maturity, as follows:
                    Optional Repayment Dates:

Additional/Other Terms:  None

Addendum Attached:           |_| Yes   |X| No

Agent:  |X| Merrill Lynch & Co.
        |_| Banc of America Securities LLC
        |_| Banc One Capital Markets, Inc.
        |_| BNY Capital Markets, Inc.
        |_| Credit Suisse First Boston
        |_| Goldman, Sachs & Co.
        |_| JPMorgan
        |_| Morgan Stanley
        |_| UBS Investment Bank
        |_| Wachovia Securities
        |_| Other:

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                              RECENT DEVELOPMENTS

                  On July 28, 2003, we announced our results of operations for the three months ended June 30, 2003. For the three months ended June 30, 2003, we reported net income of $61.3 million and net income per diluted common share of $0.46.


                                 USE OF PROCEEDS

                  We expect to receive net proceeds from this offering of approximately $99.5 million after deducting the agent's discount. We will use the net proceeds received from this offering along with cash on hand to redeem all $100,000,000 of our Remarketed Reset Notes due August 18, 2008, which bear interest at three-month LIBOR plus 1.25% per annum and which currently bear interest at 2.59% per annum.